Exhibit 99.1

CONTACT:	William George	777 Post Oak Blvd, Suite 500
	Chief Financial Officer	Houston, Texas 77056
	(713) 830-9600	713-830-9600
Fax 713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA ACQUIRES MECHANICAL CONTRACTOR;

COMMENTS ON OUTLOOK

Houston, TX — March 16, 2007 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced that it has acquired Madera Mechanical Company (“Madera”) based in Tucson, Arizona.  Operating in Tucson, Arizona and Las Vegas, Nevada, Madera had 2006 revenues of approximately $16 million and, if it had been part of Comfort Systems in 2006 we believe it would have contributed earnings before interest, taxes, depreciation and amortization of approximately $1 million to $1.2 million.

Bill Murdy, Comfort’s Chairman and CEO, noted “We are very pleased to bring Madera Mechanical into the Comfort Systems USA family of companies.  Under the leadership of Darrell Treu and Kevin Warner, Madera has built an excellent reputation for outstanding mechanical services in the Tucson and Las Vegas markets.  We expect Madera will also benefit from ongoing growth in the Tucson area, and will complement our strong operations in the surrounding areas, most notably our outstanding operation in Phoenix, Tri-City Mechanical.”

“More broadly, we continue to see good activity levels in our markets, and we feel confident that we are well positioned for improved profits for the full year of 2007 as compared to 2006.  We are experiencing challenges in the first quarter and anticipate that we will most likely report first quarter earnings in 2007 that are less than what we reported in our unusually strong first quarter of 2006.  The expected decrease this first quarter stems primarily from continuing disappointing results at our large multi-family operation, magnified by the fact that the first quarter is our seasonally lowest and most volatile quarterly reporting period.”

Murdy concluded, “We think Madera is a great addition to our company, and we continue to expect and look forward to another year of improved performance for Comfort Systems USA.”

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 60 locations in 53 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the current plans and expectations of Comfort Systems USA, Inc. and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors that could cause actual results to differ include, among others, national or regional weakness in non-residential construction activity, difficulty in obtaining or increased costs associated with bonding, shortages of labor and specialty building materials, the use of incorrect estimates for bidding a fixed price contract, retention of key management, the Company’s backlog failing to translate into actual revenue or profits, errors in the Company’s percentage of completion method of accounting, the result of competition in the Company’s markets, seasonal fluctuations in the demand for HVAC systems, the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance, adverse litigation results and other risks detailed in the Company’s reports filed with the

Securities and Exchange Commission.  Important factors that could cause actual results to differ are discussed under “Item 1A. Company Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.  These forward-looking statements speak only as of the date of this release.  Comfort Systems USA, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Comfort Systems USA, Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.